Exhibit 99.1

PRESS RELEASE

China BAK Reports Fourth Quarter and Fiscal Year 2009 Financial Results

Shenzhen, China – December 2, 2009 – China BAK Battery, Inc. (“China BAK”, the “Company”, or “we”) (Nasdaq: CBAK), one of the largest lithium-ion battery cell manufacturers in the world, as measured by production output, today announced its financial results for the fourth quarter (“Q409”) and fiscal year ended September 30, 2009 (“FY09”).

Recent Achievements and Highlights

  We saw strong recovery from the downturn with sequential growth in revenue ($57.6M) and operating cash flow ($5.8M) in Q409 as compared to Q309;

  Profitability further improved with higher gross margin (14.1%,) and smaller loss ($1.4M) than Q309;

  We have successfully established ourselves as a major competitor in the cylindrical cell market; revenues from cylindrical cells in FY09 increased to $55.3 million, up 30.0% from FY08;.

  Revenues from prismatic battery packs increased to $8.9 million or 15.5% of revenues in Q409, becoming our third largest revenue source, in response to customer needs;

  In November 2009, BAK Tianjin signed Letters of Intent with Tianjin Qingyuan Electric Vehicle Co., Ltd., Dongfeng Electric Vehicle Co., Ltd. and Brilliance Auto Engineering Research Institute for providing high-power batteries for use in electric cars, and with Suzhou NOAHtek Electric Bicycles Co., Ltd. for providing high-power batteries for use in electric bicycles;

  We raised $20.6 million in a Registered Direct Offering in October 2009, which will further strengthen our financial position and improve the operating flexibility.

Fourth Quarter FY09 Financial Results

Net revenues for the fourth quarter of FY09 were $57.6 million, up 28.8% from $44.7 million last quarter and down 20.9% from $72.7 million in the same quarter of last year.

Revenues from cylindrical cells used in notebook computers were $15.0 million, up 18.6% from $12.7 million last quarter and down 23.4% from $19.7 million in the same quarter of last year.

Revenues from prismatic cells, including aluminum-case cells, steel-case cells and battery packs, which are used in mobile phones and certain personal electronic devices, were $37.5 million, up 31.4% from $28.6 million last quarter and down 16.6% from $45.0 million in the same quarter of last year. Revenues from aluminum-case cells were $28.6 million, up 27.1% from $22.5 million last quarter and down 20.6% from $36.0 million in the same quarter of last year. Revenues from battery packs were $8.9 million, up 55.3% from $5.7 million last quarter and up 64.4% from $5.4 million in the same quarter of last year. Revenues from steel-case cells were minimal as we ended production in January 2009.

Revenues from lithium polymer cells, used in personal electronic devices such as PDAs, MP3 players and Bluetooth devices, were $4.9 million in the fourth quarter of FY09, up 46.1% from last quarter, and down 39.2% from the same quarter of last year.

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Gross profit for the fourth quarter of FY09 was $8.1 million, up 60.3% from $5.0 million last quarter and down 29.6% from $11.5 million in the same quarter of last year. Gross margin was 14.1%, compared to 11.3% last quarter and 15.8% in the same quarter of last year.

Operating expenses totaled $9.0 million or 15.7% of revenues in the fourth quarter of FY09, as compared to $8.6 million or 19.3% of revenues last quarter and $8.4 million or 11.6% of revenues in the same quarter of last year. Research and development expenses were $1.6 million or 2.8% of revenues, as compared to $1.5 million or 3.3% of revenues last quarter and $1.7 million or 2.3% of revenues in the same quarter of last year. Sales and marketing expenses were $1.8 million or 3.2% of revenues, as compared to $1.6 million, or 3.5% of revenues last quarter and $1.5 million or 2.2% of revenues in the fourth quarter of last year. General and administrative expenses were $5.6 million or 9.7% of revenues, as compared to $5.5 million or 12.4% of revenues last quarter and $5.2 million or 7.1% of revenues in the same quarter of last year.

Operating loss for the fourth quarter of FY09 was $0.9 million, as compared to operating loss of $3.6 million last quarter and operating income of $3.0 million in the same quarter of last year.

Net loss was $1.4 million in the fourth quarter of FY09, as compared to net loss of $5.2 million last quarter and net income of $1.5 million in the same quarter of last year. Diluted earnings per share were negative $0.02 compared with negative $0.09 per diluted share last quarter and $0.03 per diluted share in the same quarter of last year.

For the fourth quarter of FY09, Days Sales Outstanding (“DSO”) decreased to 120 from 145 last quarter, and Days Sales of Inventory decreased to 116 from 136 last quarter.

FY09 Financial Results

For FY09, net revenues were $211.1 million, down 13.9% from $245.3 million in FY08, gross profit was $26.8 million or 12.7% of net revenues, down 13.4% from $30.9 million or 12.6% of net revenues for FY08, and net loss was $14.0 million as compared to net loss of $7.9 million for FY08.

Financial Condition

On September 30, 2009 China BAK had $30.7 million in cash and cash equivalents and negative $46.3 million in working capital, reflecting a current ratio of 0.83:1. Short-term bank loans and long-term bank loans totaled $194.8 million as compared to $191.4 million on June 30, 2009. Shareholders’ equity totaled $156.6 million. China BAK had $49.6 million available for borrowing under its credit facilities.

Business Outlook

“In FY09, we have weathered the economic crisis relatively well and grown our business by starting shipments to a tier 1 OEM notebook computer customer. We’ve also made in-roads in the New Energy/Clean Tech sector by providing samples of power cells to auto manufacturers and received favorable comments. We believe we will continue to grow in FY10 and be one of the few winners in this industry”, commented Mr. Xiangqian Li, CEO of China BAK.

“We are pleased to see steady increase in revenue, gross margin and operating cash flow since Q2FY09 amid economic recession. Operating measures such as DSO, inventory turns have also rebounded in Q4FY09 to near pre-downturn levels. We will continue to exercise prudence and drive for operating excellence”, commented Tony Shen, CFO of China BAK.

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China BAK expects that FY10 revenue will fall in the range of $270 million to $310 million, which, at the low point of the range, will represent a 28% growth from FY09, and that bottom line of FY10 will be break-even to slightly profitable.

Conference Call

China BAK will host a conference call at 8:00 a.m. ET on Wednesday, December 2, 2009 to discuss results for the fourth quarter of FY09ended September 30, 2009. Joining Xiangqian Li, China BAK's President and Chief Executive Officer on the call will be Tony Shen, Chief Financial Officer. To participate in the conference call, please dial the following number approximately fifteen minutes prior to the scheduled conference call time: 800-688-0796. International callers should dial (617) 614-4070. The pass code for the call is 976-118-60. If you are unable to participate in the call at this time, a replay will be available from 10:00 a.m. ET on Wednesday, Dec 2, 2009 through 10:00 a.m. ET, Wednesday, Dec 16, 2009. To access the replay, please dial 888-286-8010. International callers should dial (617) 801-6888. The pass code for the replay is 699-49-859. The conference call will be broadcast live over the Internet and can be accessed by all interested parties on the China BAK website at http://www.bak.com.cn/. To listen to the live webcast, please go to the China BAK’s website at least fifteen minutes prior to the start of the call to register, download and install any necessary audio software. For those unable to participate during the live broadcast, shortly after the call a replay will be made available on China BAK’s website for 90 days.

About China BAK Battery Inc.

China BAK Battery, Inc. is one of the largest manufacturers of lithium-based battery cells in the world, as measured by production output. It produces battery cells that are the principal component of rechargeable batteries commonly used in cellular phones, notebook computers and portable consumer electronics, such as digital media devices, portable media players, portable audio players, portable gaming devices, and PDAs. China BAK Battery, Inc.’s 3.0 -million-square-foot facilities are located in Shenzhen and Tianjin, PRC, and have been recently expanded to produce new products.

Safe Harbor Statement

This press release contains forward-looking statements, which are subject to change. The forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. All “forward-looking statements” relating to the business of China BAK Battery, Inc. and its subsidiary companies, which can be identified by the use of forward-looking terminology such as “believes,” “expects” or similar expressions, involve known and unknown risks and uncertainties which could cause actual results to differ. These factors include but are not limited to: risks related to China BAK’s business and risks related to operating in China. Please refer to China BAK’s Annual Reports on Form 10-K for the fiscal years ended September 30, 2008, as well as China BAK's Quarterly Reports on Form 10-Q for FY09, for specific details on risk factors. Given these risks and uncertainties, you are cautioned not to place undue reliance on forward-looking statements. China BAK’s actual results could differ materially from those contained in the forward-looking statements. China BAK undertakes no obligation to revise or update its forward-looking statements in order to reflect events or circumstances that may arise after the date of this release.

-Financial Tables Follow-

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China BAK Battery, Inc. and Subsidiaries
Consolidated Statements of Operations and Comprehensive Income/(Loss)
For the Three Months and Fiscal Years Ended September 30, 2009 and 2008
(Amounts in thousands, except per share data)

	Three Months Ended September 30,		Years Ended September 30,
	2009	2008	2009	2008
	(Unaudited)	(Unaudited)

Net Revenues	$57,551	$72,738	$211,144	$245,348
Cost of revenues	(49,457)	(61,257)	(184,388)	(214,442)
Gross profit	8,094	11,481	26,756	30,906

Operating expenses:
Research and development costs	(1,629)	(1,688)	(5,643)	(6,252)
Sales and marketing expenses	(1,842)	(1,568)	(6,176)	(5,803)
General and administrative expenses	(5,563)	(5,185)	(21,990)	(19,348)
Total operating expenses	(9,034)	(8,441)	(33,809)	(31,403)

Operating income / (loss)	(940)	3,040	(7,053)	(497)

Finance costs, net	(2,255)	(3,643)	(9,356)	(11,021)
Government grant income	244	397	637	1,775
Other income	717	683	528	757
Income / (loss) before income taxes	(2,234)	477	(15,244)	(8,986)

Income tax benefit	874	995	1,253	1,045
Net (loss) / income	$(1,360)	$1,472	$(13,991)	$(7,941)

Other comprehensive income / (loss)
- Foreign currency translation adjustment	(112)	1,241	(355)	15,262
Comprehensive income / (loss)	$(1,472)	$2,713	$(14,346)	$7,321

Net income / (loss) per share:
-Basic	$(0.02)	$0.03	$(0.25)	$(0.15)
-Diluted	$(0.02)	$0.03	$(0.25)	$(0.15)

Weighted average shares outstanding:
-Basic	56,971	54,511	56,964	52,314
-Diluted	56,971	54,971	56,964	52,314

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China BAK Battery, Inc. and Subsidiaries
Consolidated Balance Sheets
As of September 30, 2009 and 2008
(Amounts in thousands)

	As of September 30,
	2009	2008
Assets
Current assets
Cash and cash equivalents	$30,678	$35,707
Pledged deposits	31,115	4,449
Trade accounts receivable, net	83,292	82,740
Inventories	65,535	67,583
Prepayments and other receivables	4,632	4,463
Deferred tax assets	3,895	1,720
Property, plant and equipment held for sale	804	-
Total current assets	219,951	196,662

Property, plant and equipment, net	219,685	195,435
Lease prepayments, net	32,166	31,782
Intangible assets, net	239	161
Deferred tax assets	43	7
Total assets	$472,084	$424,047

Liabilities
Current liabilities
Short-term bank loans	$139,159	$105,598
Current maturities of long-term bank loans	16,114	8,800
Accounts and bills payable	92,572	57,487
Accrued expenses and other payables	18,425	21,581
Total current liabilities	266,270	193,466

Long-term bank loans, less current maturities	39,553	55,732
Deferred revenue	7,442	7,685
Other long-term payables	1,940	-
Deferred tax liabilities	278	92
Total liabilities	315,483	256,975

Commitments and contingencies

Shareholders’ equity:
Ordinary shares US$ 0.001 par value; 100,000,000 authorized;
57,676,481 and 57,737,481 issued and outstanding as of
September 30, 2008 and September 30, 2009, respectively	58	58
Donation Shares	14,102	14,102
Additional paid-in-capital	101,161	97,286
Statutory reserves	7,227	6,918
Retained earnings	13,328	27,629
Accumulated other comprehensive income	24,791	25,146
Less: Treasury shares	(4,066)	(4,067)
Total shareholders’ equity	156,601	167,072
Total liabilities and shareholders’ equity	$472,084	$424,047

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China BAK Battery, Inc. and Subsidiaries
Consolidated Statements of Cash Flows
For the Three Months and Fiscal Years Ended September 30, 2009 and 2008
(Amounts in thousands)

	Three Months Ended September 30,		Years Ended September 30,
	2009	2008	2009	2008
	(Unaudited)	(Unaudited)
Cash flow from operating activities
Net (loss) / income	$(1,360)	$1,472	$(13,991)	$(7,941)
Adjustments to reconcile net (loss) / income to net cash provided by operating activities:
Depreciation and amortization	1,328	4,014	12,832	13,376
Provision for / (recovery of) doubtful debts	1,864	(244)	7,725	1,943
Provision for obsolete inventories	1,059	496	929	610
Share-based compensation	1,622	1,246	3,725	3,780
Deferred income taxes	(1,020)	(951)	(2,024)	(1,152)
Deferred revenue	(58)	(282)	(234)	(282)
Exchange loss / (gain)	(458)	(182)	(48)	1,326
Loss on disposal of Property, plant and equipment	6	5	6	195
Changes in operating assets and liabilities:
Trade accounts receivable	(15,306)	2,502	(8,375)	(14,600)
Inventories	(4,705)	376	1,043	(2,223)
Prepayments and other receivables	5,509	3,823	394	(2,565)
Accounts and bills payable	19,460	(1,805)	36,331	6,934
Accrued expenses and other payables	(2,162)	1,518	78	3,430
Net cash provided by operating activities	$5,779	$11,988	$38,391	$2,831

Cash flow from investing activities
Purchases of property, plant and equipment	(6,807)	(16,672)	(40,431)	(47,575)
Payment in lease prepayment	-	(1,779)	(1,077)	(5,454)
Purchases of intangible assets	(13)	(7)	(140)	(109)
Proceeds from disposal of property, plant and equipment	10	465	10	786
Net cash used in investing activities	$(6,810)	$(17,993)	$(41,638)	$(52,352)

Cash flow from financing activities
Proceeds from borrowings	3,309	40,216	176,316	159,913
Repayment of borrowings	(22)	(46,026)	(151,448)	(122,577)
Decrease / (increase) in pledged deposits	(1,488)	1,829	(26,641)	588
Proceeds from issuance of capital stock, net	150	15,233	150	29,240
Net cash provided by / (used in) financing activities	$1,949	$11,252	$(1,623)	$67,164

Effect of exchange rate changes on cash and cash equivalents	121	216	(158)	3,867
Net increase / (decrease) in cash and cash equivalents	1,039	5,463	(5,028)	21,510
Cash and cash equivalents at the beginning of the period	29,639	30,244	35,706	14,197
Cash and cash equivalents at the end of the period	$30,678	$35,707	$30,678	$35,707

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